Exhibit 99.1

Sutor Technology Group Limited Announces Results of 2015 Annual Meeting of Shareholders

CHANGSHU, China, April 27, 2015 -- Sutor Technology Group Limited (the "Company" or "Sutor") (Nasdaq: SUTR), a leading China-based manufacturers and service providers for fine finished steel products used by a variety of downstream applications, today announced the results of its 2015 annual meeting of shareholders held on Friday, April 24, 2015. The following proposals were approved by the Company’s shareholders:

1. Election of all of the nominees to the Board of Directors of the Company to serve until the 2016 annual meeting of shareholders;

2. Ratification of BDO China Shu Lun Pan Certified Public Accountants LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2015.

About Sutor Technology Group Limited

Sutor is one of the leading China-based manufacturers and service providers for high-end fine finished steel products and welded steel pipes used by a variety of downstream applications. The Company utilizes a variety of in-house developed processes and technologies to convert steel manufactured by third parties into fine finished steel products, including hot-dip galvanized steel, pre-painted galvanized steel, acid-pickled steel, cold-rolled steel and welded steel pipe products. The Company also provides fee-based steel processing services to customers, including industrial peers. To learn more about the company, please visit http://www.sutorcn.com/en/index.php.

For more information, please contact:

Investor Relations
Sutor Technology Group Limited
Tel: +86-512-5268-0988

Email: investor_relations@sutorcn.com